Exhibit 99.1

China Security & Surveillance Technology Announces its Chairman’s
Interest in Developing a "Going Private" Proposal

China Security & Surveillance Technology, Inc. ("CSST" or the "Company") (NYSE: CSR; Nasdaq Dubai: CSR), a leading integrated surveillance and safety solutions provider in the P.R.C., today announced that its Board of Directors has received a preliminary, non-binding letter from its Chairman and Chief Executive Officer, Mr. Guoshen Tu ("Mr. Tu"), which stated that Mr. Tu is considering the feasibility of developing a proposal to acquire all of the outstanding shares of common stock of CSST not currently owned by Mr. Tu in a going private transaction. Mr. Tu stated in the letter that "the amount of the purchase price has not been determined, but my firm expectation is that it will not exceed $6.50 per share." Mr. Tu currently beneficially owns approximately 20.9% of CSST’s common stock.

CSST’s Board of Directors intends to form a special committee of independent directors (the "Special Committee") to consider Mr. Tu’s interest and any proposal made by him, and the Special Committee will be authorized to retain independent legal and financial advisors to assist it. There can be no assurance that any proposal for a transaction will be made, that any agreement will be approved or executed or that any transaction will be consummated.

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, CSST designs, manufactures, sells, installs, services and monitors electronic surveillance and safety products and solutions, including related software, in China. Its customers are mainly comprised of government, commercial, industrial and education entities. CSST has built a diversified customer base through its extensive sales and service network that includes branch offices and distribution points throughout China. To learn more about the Company visit http://www.csst.com

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our intention to form a special committee, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as ‘will,’ ‘believes,’ ‘expects’ or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (‘SEC’), and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system at http://www.sec.gov

For further information, please contact:
Company Contact:
Stacy Yan
China Security & Surveillance Technology, Inc.
Tel: +86-755-8351-5634
Email: ir@csst.com

Investor and Media Contact:
Patrick Yu, Fleishman-Hillard Hong Kong
Tel: +852-2530-2577
Email: patrick.yu@fleishman.com